Exhibit 99.1

Trinity Capital Reports First Quarter 2026 Financial Results

Return on Average Equity hits 15.8% in Q1

Record Quarterly Net Investment Income of $44.5 million, or $0.53 per share

Q1 2026 Total Investment Income grows 37.8% year-over-year

PHOENIX, May 6, 2026 – Trinity Capital Inc. (Nasdaq: TRIN) (“the Company”), a leading alternative asset manager, today announced its financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

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Total investment income of $90.1 million, an increase of 37.8% year-over-year.
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Net investment income (“NII”) of $44.5 million, or $0.53 per basic share. NII grew 37.4% year-over-year.
•
Net increase in net assets resulting from operations of $29.8 million, or $0.36 per basic share.
•
15.8% Return on Average Equity “ROAE” (NII/Average Equity).
•
7.0% Return on Average Assets “ROAA” (NII/Average Assets).
•
Net Asset Value (“NAV”) of $1.2 billion, or $13.27 per share at the end of Q1.
•
Total gross investment commitments of $395.2 million.
•
Total gross investments funded of $306.3 million, which was comprised of $175.8 million to 10 new portfolio companies, $129.5 million to 20 existing portfolio companies and $1.0 million to multi-sector holdings.
•
Total investment exits and repayments of $238.3 million, which was comprised of $108.8 million from early debt repayments and refinancings, $69.2 million from scheduled/amortizing debt payments, $51.4 million from investments sold to multi-sector holdings and $8.9 million from warrant and equity sales.
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The Company announced $0.17 monthly distributions for each of April, May and June 2026, totaling $0.51 for the second quarter and marking the 26th consecutive quarter of a consistent regular dividend.

“Trinity Capital delivered a strong first quarter, increasing earnings per share while maintaining consistent credit quality and continued diversification across our portfolio," said Kyle Brown, CEO of Trinity Capital. "The strategic expansion of our managed funds platform is growing our ability to serve investors at scale while creating new sources of recurring income. We remain focused and confident in the durability of our earnings and our ability to consistently provide long-term benefits for our shareholders.”

First Quarter 2026 Operating Results

For the three months ended March 31, 2026, total investment income was $90.1 million, compared to $65.4 million for the three months ended March 31, 2025. The effective yield on the average debt investments at cost was 15.8% for the first quarter of 2026, compared to 15.3% for the first quarter of 2025. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events, and may also fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses and excise taxes, excluding interest expense, for the first quarter of 2026 were $21.5 million, compared to $15.3 million during the first quarter of 2025. The increase was primarily attributable to higher compensation, an increase in estimated excise tax, and higher G&A expenses offset by higher expenses allocated to the Company’s registered investment adviser subsidiary.

Interest expense for the first quarter of 2026 was $24.1 million, compared to $17.7 million during the first quarter of 2025. The increase was primarily attributable to the increase in weighted average debt outstanding.

Net investment income was approximately $44.5 million, or $0.53 per share based on 83.6 million basic weighted average shares outstanding for the first quarter of 2026, compared to $32.4 million or $0.52 per share for the first quarter of 2025 based on 62.6 million basic weighted average shares outstanding.

During the three months ended March 31, 2026, the Company’s net unrealized depreciation totaled approximately $4.7 million, which included net unrealized depreciation of $5.3 million from its debt investments, depreciation of $6.1 million from its warrant investments, and appreciation of $5.4 million from its equity investments. This was partially offset by $1.3 million net unrealized appreciation attributable to foreign currency forward contracts.

Net realized loss on investments was approximately $9.9 million, primarily due to the conversion of two debt positions, partially offset by the repayment of one equity position.

Net increase in net assets resulting from operations was $29.8 million, or $0.36 per share, based on 83.6 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $27.1 million, or $0.43 per share, based on 62.6 million basic weighted average shares outstanding for the first quarter of 2025.

Net Asset Value

Total net assets at the end of the first quarter of 2026 increased by 6.6% to $1.2 billion, compared to $1.1 billion at the end of the fourth quarter of 2025. The increase in total net assets was primarily due to accretive ATM issuances and net investment income exceeding the dividend declared, partially offset by net portfolio performance. NAV per share decreased to $13.27 per share in the first quarter from $13.42 per share as of December 31, 2025.

Portfolio and Investment Activity

As of March 31, 2026, the Company's investment portfolio had an aggregate fair value of approximately $2.5 billion and was comprised of approximately $1.9 billion in secured loans, $329.3 million in equipment financings, and $254.1 million in equity and warrants, across 180 portfolio companies. The Company’s debt portfolio is comprised of 87.5% first-lien loans and 12.5% second-lien loans, with 82.5% of the debt portfolio at floating rates based on principal outstanding.

During the first quarter, the Company originated approximately $395.2 million of total new commitments. First quarter gross investments funded totaled approximately $306.3 million, which was comprised of $175.8 million of investments in 10 new portfolio companies, $129.5 million of investments in 20 existing portfolio companies and $1.0 million to multi-sector holdings. Gross investment fundings during the quarter for secured loans totaled $235.9 million, equipment financings totaled $53.9 million and warrant and equity investments totaled $16.5 million.

Proceeds received from exits and repayments of the Company’s investments during the first quarter totaled approximately $238.3 million, which included $108.8 million from early debt repayments and refinancings, $69.2 million from scheduled/amortizing debt payments, $51.4 million from investments sold to multi-sector holdings and $8.9 million from warrant and equity sales. The investment portfolio increased by $71.5 million on a cost basis, an increase of 3.0%, and $65.5 million on a fair value basis, an increase of 2.7%, each as compared to December 31, 2025.

As of the end of the first quarter, loans to four portfolio companies and equipment financing to one portfolio company were on non-accrual status with a total fair value of approximately $24.4 million, or 1.1% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of March 31, 2026 and December 31, 2025 (dollars in thousands):

		March 31, 2026		December 31, 2025
Investment Risk Rating		Investments at	Percentage of	Investments at	Percentage of
Scale Range	Designation	Fair Value	Total Portfolio	Fair Value	Total Portfolio
4.0 - 5.0	Very Strong Performance	$96,282	4.3%	$101,432	4.5%
3.0 - 3.9	Strong Performance	917,118	41.1%	740,303	33.7%
2.0 - 2.9	Performing	1,147,127	51.5%	1,264,773	57.5%
1.6 - 1.9	Watch	31,708	1.4%	65,343	3.0%
1.0 - 1.5	Default/Workout	24,393	1.1%	15,228	0.7%
Total Debt Investments excluding Senior Credit Corp 2022 LLC		2,216,628	99.4%	2,187,079	99.4%
.	Senior Credit Corp 2022 LLC (1)	12,885	0.6%	12,885	0.6%
Total Debt Investments		$2,229,513	100.0%	$2,199,964	100.0%

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(1) An investment risk rating is not applied to Senior Credit Corp 2022 LLC.

As of March 31, 2026, the Company’s loan and equipment financing investments had a weighted average risk rating score of 3.0, a slight increase compared to the rating score of 2.9 as of December 31, 2025. The Company’s grading scale is comprised of numerous factors, two key factors being liquidity and performance to plan. A company may be downgraded as it approaches the need for additional capital or if it is underperforming relative to its business plans. Conversely, it may be upgraded upon a capitalization event or if it is exceeding its plan. As such, the overall grading may fluctuate quarter-to-quarter.

Liquidity and Capital Resources

As of March 31, 2026, the Company had approximately $282.1 million in available liquidity, including $19.6 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $262.5 million in available borrowing capacity under its KeyBank credit facility, subject to existing terms and advance rates and regulatory and covenant requirements. This excludes capital raised by Senior Credit Corp 2022 LLC and funds managed by the Company’s wholly owned registered investment adviser subsidiary.

As of March 31, 2026, the Company’s net leverage, or net debt-to-equity ratio, was approximately 115%, compared to 118% as of December 31, 2025.

During the three months ended March 31, 2026, the Company utilized its equity ATM offering program to sell 5,277,274 accretive shares of its common stock at a weighted average price of $15.01 per share, raising $78.4 million of net proceeds.

Distributions

On March 18, 2026, the Company’s Board of Directors declared regular monthly dividends of $0.17 per share for each of April, May and June 2026, totaling $0.51 for the second quarter. The Board of Directors generally determines and announces the Company's dividend distributions on a quarterly basis, with distributions paid monthly.

Recent Developments

For the period from April 1, 2026 to May 4, 2026, the Company issued and sold 1,985,521 shares of its common stock at a weighted-average price of $15.14 per share and raised $29.8 million of net proceeds under its equity ATM offering program.

Conference Call

Trinity Capital will hold a conference call to discuss its first quarter 2026 financial results at 12:00 p.m. Eastern Time on Wednesday, May 6, 2026.

To listen to the call, please dial (800) 267-6316, or (203) 518-9783 internationally, and reference Conference ID: TRINQ126 if asked, approximately 10 minutes prior to the start of the call. The conference call and presentation will also be available on the investor relations section of the Company’s website at ir.trinitycapital.com.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until May 13, 2026. To access the replay, please dial (800) 757-4761 or (402) 220-7215. You may also access the webcast replay of the call and the presentation on the investor relations section of the Company’s website at ir.trinitycapital.com.

About Trinity Capital Inc.

Trinity Capital Inc. (Nasdaq: TRIN) is an international alternative asset manager that seeks to deliver consistent returns for investors through access to private credit markets. Trinity Capital sources and structures investments in well-capitalized growth-oriented companies. With five distinct business verticals — Sponsor Finance, Equipment Finance, Tech Lending, Asset-Based Lending, and Life Sciences — Trinity Capital stands as a long-term trusted partner for innovative companies seeking tailored debt solutions. Headquartered in Phoenix, Arizona, Trinity Capital's dedicated team is strategically located across the United States and in London (UK). For more information on Trinity Capital, please visit trinitycapital.com and stay connected to the latest activity via LinkedIn and X (@trincapital).

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein, except as required by law. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Ben Malcolmson
Head of Investor Relations
Trinity Capital Inc.
ir@trinitycapital.com

(480) 852-3950

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
ASSETS
Investments at fair value:
Control investments (cost of $91,431 and $107,747, respectively)	$102,495	$123,760
Affiliate investments (cost of $96,967 and $63,422, respectively)	69,093	50,495
Non-Control / Non-Affiliate investments (cost of $2,279,982 and $2,225,715, respectively)	2,311,966	2,243,820
Total investments (cost of $2,468,380 and $2,396,883, respectively)	2,483,554	2,418,075
Cash and cash equivalents	19,631	19,110
Interest receivable	18,074	19,031
Deferred credit facility costs	5,463	5,872
Other assets	29,110	22,431
Total assets	$2,555,832	$2,484,519

LIABILITIES
Credit Facility	$427,500	$373,900
Secured Notes, net of $1,333 and $1,467, respectively, of unamortized deferred financing costs	198,667	198,533
Unsecured Notes, net of $9,273 and $10,118, respectively, of unamortized deferred financing costs and premium/discount	722,608	721,763
Distribution payable	—	41,574
Security deposits	2,234	3,008
Accounts payable, accrued expenses and other liabilities	38,568	51,742
Total liabilities	1,389,577	1,390,520

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 87,903,645 and 81,518,294 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively)	88	82
Paid-in capital in excess of par	1,185,441	1,100,343
Distributable earnings/(accumulated deficit)	(19,274)	(6,426)
Total net assets	1,166,255	1,093,999
Total liabilities and net assets	$2,555,832	$2,484,519
NET ASSET VALUE PER SHARE	$13.27	$13.42

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025
INVESTMENT INCOME:
Interest and dividend income:
Control investments	$5,602	$2,328
Affiliate investments	2,119	1,272
Non-Control / Non-Affiliate investments	75,598	59,073
Total interest and dividend income	83,319	62,673
Fee and other income:
Affiliate investments	613	693
Non-Control / Non-Affiliate investments	6,197	2,019
Total fee and other income	6,810	2,712
Total investment income	90,129	65,385

EXPENSES:
Interest expense and other debt financing costs	24,104	17,656
Compensation and benefits	17,270	10,645
Professional fees	1,219	2,027
General and administrative	3,146	2,466
Total gross expenses	45,739	32,794
Allocated expenses to Trinity Capital Adviser, LLC	(1,133)	(408)
Total net expenses	44,606	32,386

NET INVESTMENT INCOME/(LOSS) BEFORE TAXES	45,523	32,999
Excise tax expense	1,035	616
NET INVESTMENT INCOME	44,488	32,383

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Affiliate investments	(3,071)	—
Non-Control / Non-Affiliate investments	(6,859)	(2,154)
Net realized gain/(loss) from investments	(9,930)	(2,154)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	(4,949)	2
Affiliate investments	(8,904)	430
Non-Control / Non-Affiliate investments	9,127	(3,574)
Net change in unrealized appreciation/(depreciation) from investments	(4,726)	(3,142)

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$29,832	$27,087

NET INVESTMENT INCOME PER SHARE - BASIC	$0.53	$0.52
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.53	$0.52

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$0.36	$0.43
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$0.36	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	83,643,311	62,555,531
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	83,643,311	62,555,531